Exhibit 99.1

CA Technologies Reports Second Quarter Fiscal Year 2013 Results

  Revenue $1.152 Billion, Flat in Constant Currency and Down 4 Percent as Reported
  GAAP EPS $0.48, Up 15 Percent in Constant Currency and 2 Percent as Reported
  Non-GAAP EPS $0.59, Up 22 Percent in Constant Currency and 16 Percent as Reported
  Cash Flow from Continuing Operations $89 Million, Down 50 Percent in Constant Currency and 53 Percent as Reported
  Updates Outlook for Full Fiscal Year 2013

ISLANDIA, N.Y.--(BUSINESS WIRE)--October 25, 2012--CA Technologies (NASDAQ:CA) today reported financial results for its second quarter of fiscal year 2013, ended September 30, 2012.

FINANCIAL OVERVIEW
	Second Quarter FY13 vs. FY12
(in millions, except share data)	FY13	FY12	% Change	% Change CC**
Revenue	$1,152	$1,200	(4%)	0%
GAAP Income from continuing operations	$222	$236	(6%)	6%
Non-GAAP Income from continuing operations*	$274	$255	7%	13%
GAAP Diluted EPS from continuing operations	$0.48	$0.47	2%	15%
Non-GAAP Diluted EPS from continuing operations*	$0.59	$0.51	16%	22%
Cash Flow from continuing operations	$89	$190	(53%)	(50%)

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

EXECUTIVE COMMENTARY

“While we had anticipated that several areas of our business would be down in the second quarter, our new product and capacity sales fell short of our expectations,” said Bill McCracken, chief executive officer, CA Technologies.  “Our performance was also affected by the weakening global economy, which elongated sales cycles. Despite this difficult environment, we were able to meet our expectations for margin through disciplined expense management.

"We will continue to implement our customer market segmentation model, introduce new products and solutions throughout the second half, and build out our partner network.  We also will manage carefully our expenses to drive healthy operating margins for the full year,” said McCracken.

REVENUE AND BOOKINGS

About 63 percent of the Company’s revenue came from North America, while 37 percent came from International operations.

Revenue year-over-year:

  Total revenue was $1.152 billion, flat in constant currency and down 4 percent as reported.
  Total revenue backlog was $7.460 billion, down 7 percent in constant currency and 8 percent as reported. The current portion of revenue backlog was $3.453 billion, down 2 percent in constant currency and 3 percent as reported. The Company continues to see a drop in backlog as contracts come off the balance sheet prior to an expected increase in the fiscal year 2014 renewal portfolio.
  North America revenue was $730 million, flat in constant currency and down 1 percent as reported.
  International revenue was $422 million, flat in constant currency and down 9 percent as reported.

Bookings year-over-year:

  Total bookings in the second quarter were $837 million, down 13 percent in constant currency and 14 percent as reported, due in part to lower Enterprise Solutions new product sales, mainframe capacity sales and renewals.
  The Company renewed a total of 10 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $232 million. During the second quarter of fiscal year 2012, the Company renewed a total of 10 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $321 million.

  The weighted average duration of subscription and maintenance bookings for the quarter was 3.11 years, compared with 3.59 years for the same period in fiscal year 2012.
  North America bookings were $500 million, down 25 percent in constant currency and as reported.
  International bookings were $337 million, up 14 percent in constant currency and 9 percent as reported.

EXPENSES AND MARGIN

Year-over-year GAAP results:

  Operating expenses, before interest and income taxes, were $815 million, down 5 percent in constant currency and 6 percent as reported.
  Operating income, before interest and income taxes, was $337 million, up 12 percent in constant currency and 1 percent as reported.
  Operating margin was 29 percent, up 1 percentage point from the prior year period.

Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

  Operating expenses, before interest and income taxes, were $746 million, down 6 percent in constant currency and 9 percent as reported.
  Operating income, before interest and income taxes, was $406 million, up 12 percent in constant currency and 7 percent as reported.
  Operating margin was 35 percent, up 3 percentage points from the prior year period.

For the second quarter of fiscal year 2013, the Company’s effective GAAP tax rate was 32.1 percent, compared with 27.8 percent in the prior year period. The Company’s effective non-GAAP tax rate was 30.8 percent, compared with 31.5 percent in the prior year period.

GAAP and non-GAAP earnings per share in the second quarter of fiscal year 2012 were adversely affected by $44 million in costs, or about $0.06 per share, associated with a workforce reduction. GAAP and non-GAAP operating margin in last year’s second quarter also were adversely affected by 3 percentage points each by the workforce reduction.

SEGMENT INFORMATION

  Mainframe Solutions revenue was $619 million, down 2 percent in constant currency and 5 percent as reported. Operating expense was $247 million and operating profit was $372 million. Operating margin was 60 percent, up from 53 percent a year ago. There was a negative 3 percentage point operating margin impact in the prior period associated with the above-mentioned workforce reduction.
  Enterprise Solutions revenue was $438 million, up 1 percent in constant currency and down 2 percent as reported. Operating expense was $410 million and operating profit was $28 million. Operating margin was 6 percent, flat from a year ago. There also was a negative 4 percentage point operating margin impact in the prior period associated with the workforce reduction.
  Services revenue was $95 million, up 3 percent in constant currency and down 1 percent as reported. Operating expense was $89 million and operating profit was $6 million. Operating margin was 6 percent, up from 4 percent a year ago.

CASH FLOW FROM CONTINUING OPERATIONS

Cash flow from continuing operations in the second quarter was $89 million, compared with $190 million in the prior year. The decrease was primarily due to a decrease in cash collections as a result of lower billings.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at Sept. 30, 2012 were $2.248 billion.
  With $1.294 billion in total debt outstanding and a borrowing position of $164 million on the Company’s notional pooling arrangement, the Company’s net cash, cash equivalents and investments were $790 million.
  During the quarter, the Company repurchased 9.7 million shares in the market for approximately $250 million.
  The Company is currently authorized to repurchase an additional $654 million of common stock through fiscal year 2014.
  The Company’s outstanding share count at Sept. 30, 2012 was 454 million.
  During the quarter, the Company distributed $116 million in dividends.

BUSINESS HIGHLIGHTS

During the second quarter the Company:

  Announced it has been named the market share leader in the worldwide cloud systems management software market by IDC, a leading IT market research and advisory firm***;
  Introduced a new version of CA Infrastructure Management (CA IM), the cornerstone of the Company’s converged infrastructure management solution that enables a superior and differentiated customer experience;
  Announced it has been named as a component of the Dow Jones Sustainability Indexes (DJSI) World Index and North America Index for the second consecutive year: and,
  Introduced an enhanced CA Nimsoft Monitor with advanced network flow analysis, enabling customers to visualize their IP traffic in ways that can assist them in optimizing application service levels.

***IDC, Worldwide Cloud Systems Management Software 2011 Vendor Shares: Market Moves Beyond Self-Service, Doc #236556 August 2012.

OUTLOOK FOR FISCAL YEAR 2013

The Company updated its revenue and GAAP and non-GAAP earnings per share from continuing operations and cash flow from continuing operations guidance for fiscal year 2013. The following guidance consists of "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue growth in a range of negative 3 percent to negative 1 percent in constant currency. At Sept. 30, 2012 exchange rates, this translates to reported revenue of $4.58 billion to $4.67 billion. Previously, revenue growth guidance was 1 percent to 2 percent in constant currency.
  GAAP diluted earnings per share from continuing operations growth in constant currency in a range of 8 percent to 12 percent. At Sept. 30, 2012 exchange rates, this translates to GAAP reported diluted earnings per share of $1.99 to $2.07. Previously, GAAP diluted earnings per share from continuing operations growth in constant currency was in a range of 12 percent to 14 percent.
  Non-GAAP diluted earnings per share from continuing operations growth in constant currency in a range of 6 percent to 10 percent. At Sept. 30, 2012 exchange rates, this translates to reported non-GAAP diluted earnings per share of $2.36 to $2.44. Previously, non-GAAP diluted earnings per share from continuing operations growth in constant currency was in a range of 10 percent to 12 percent.

  Cash flow from continuing operations growth in a range of negative 8 percent to negative 4 percent in constant currency. At Sept. 30, 2012 exchange rates, this translates to reported cash flow from continuing operations of $1.38 billion to $1.44 billion. Previously, cash flow from continuing operations growth was in a range of 4 percent to 6 percent in constant currency.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 30 percent, down from the previously stated 31 percent and continues to expect a non-GAAP operating margin of 36 percent. The Company also continues to expect an effective full-year GAAP and non-GAAP tax rate to come in closer to the high-end of the 30 to 31 percent provided at the outset of the fiscal year.

The Company anticipates approximately 449 million shares outstanding at fiscal year 2013 year-end and weighted average diluted shares outstanding of approximately 458 million for the fiscal year.

The Company also said it is modifying its long-term guidance. While the multi-year guidance previously provided is the proper set of long-term financial objectives for CA Technologies, the Company now expects the timeline to achieve these objectives will be extended beyond its original expectations.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited second quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

About CA Technologies

CA Technologies (NASDAQ: CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation, fiscal year 2007 restructuring costs and certain other gains and losses, which includes the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. In fiscal year 2011, non-GAAP income also excludes recoveries and certain costs associated with derivative litigation matters. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. Such tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes restructuring and other payments. Free cash flow excludes purchases of property, equipment and capitalized software development costs. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2012, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program, which is authorized through the fiscal year ending March 31, 2014, does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively rebalancing the Company's sales force to increase penetration in growth markets and with large enterprises that have not historically been significant customers, enabling the sales force to sell new products, improving the Company's brand in the marketplace and ensuring the Company's set of cloud computing, Software-as-a-Service and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability to integrate acquired companies and products into existing businesses; the ability to adequately manage and evolve financial reporting and managerial systems and processes; the ability of the Company's products to remain compatible with ever-changing operating environments; breaches of the Company's software products and the Company's and customers' data centers and IT environments; discovery of errors in the Company's software and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; risks associated with sales to government customers; access to software licensed from third parties; risks associated with the use of software from open source code sources; access to third-party code and specifications for the development of code; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions; successful outsourcing of various functions to third parties; events or circumstances that would require us to record a goodwill impairment charge; potential tax liabilities; acquisition opportunities that may or may not arise; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2012 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Revenue	2012	2011	2012	2011
Subscription and maintenance revenue	$963	$1,022	$1,940	$2,029
Professional services	95	96	186	186
Software fees and other	94	82	171	148
Total revenue	$1,152	$1,200	$2,297	$2,363
Expenses
Costs of licensing and maintenance	$69	$71	$138	$138
Cost of professional services	88	91	174	179
Amortization of capitalized software costs	67	55	131	105
Selling and marketing	317	370	622	696
General and administrative	98	104	208	218
Product development and enhancements	123	140	248	258
Depreciation and amortization of other intangible assets	40	43	81	90
Other (gains) expenses, net	13	(7)	(23)	4
Total expenses before interest and income taxes	$815	$867	$1,579	$1,688
Income from continuing operations before interest and income taxes	$337	$333	$718	$675
Interest expense, net	10	6	21	15
Income from continuing operations before income taxes	$327	$327	$697	$660
Income tax expense	105	91	235	196
Income from continuing operations	$222	$236	$462	$464
Income from discontinued operations, net of income taxes	-	-	-	13
Net income	$222	$236	$462	$477

Basic income per share
Income from continuing operations	$0.48	$0.47	$0.99	$0.92
Income from discontinued operations	-	-	-	0.03
Net income	$0.48	$0.47	$0.99	$0.95
Basic weighted average shares used in computation	458	493	462	497

Diluted income per share
Income from continuing operations	$0.48	$0.47	$0.99	$0.92
Income from discontinued operations	-	-	-	0.03
Net income	$0.48	$0.47	$0.99	$0.95
Diluted weighted average shares used in computation	459	494	463	498

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	September 30,	March 31,
	2012	2012
	(unaudited)
Cash and cash equivalents	$2,086	$2,679
Short-term investments	162	-
Trade accounts receivable, net	584	902
Deferred income taxes	228	231
Other current assets	144	153
Total current assets	$3,204	$3,965

Property and equipment, net	$350	$386
Goodwill	5,856	5,856
Capitalized software and other intangible assets, net	1,312	1,389
Deferred income taxes	169	151
Other noncurrent assets, net	249	250
Total assets	$11,140	$11,997

Current portion of long-term debt	$14	$14
Deferred revenue (billed or collected)	2,101	2,658
Deferred income taxes	14	14
Other current liabilities	1,004	1,065
Total current liabilities	$3,133	$3,751

Long-term debt, net of current portion	$1,280	$1,287
Deferred income taxes	44	44
Deferred revenue (billed or collected)	826	972
Other noncurrent liabilities	527	546
Total liabilities	$5,810	$6,600

Common stock	$59	$59
Additional paid-in capital	3,566	3,491
Retained earnings	5,092	4,865
Accumulated other comprehensive loss	(118)	(108)
Treasury stock	(3,269)	(2,910)
Total stockholders’ equity	$5,330	$5,397
Total liabilities and stockholders’ equity	$11,140	$11,997

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	Three Months Ended
	September 30,
	2012	2011
Operating activities from continuing operations:
Income from continuing operations	$222	$236

Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	107	98
Provision for deferred income taxes	(27)	52
Provision for bad debts	2	-
Share-based compensation expense	21	16
Asset impairments and other non-cash items	2	7
Foreign currency transaction losses (gains)	7	(3)
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(92)	(19)
Decrease in deferred revenue	(283)	(269)
Increase in taxes payable, net	110	26
(Decrease) increase in accounts payable, accrued expenses and other	(7)	16
Increase in accrued salaries, wages and commissions	28	63
Changes in other operating assets and liabilities	(1)	(33)
Net cash provided by operating activities - continuing operations	$89	$190
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(7)	$(340)
Purchases of property and equipment	(10)	(21)
Proceeds from divestiture of assets	-	7
Capitalized software development costs	(42)	(46)
(Purchases of) proceeds from investments, net	(154)	7
Net cash used in investing activities - continuing operations	$(213)	$(393)
Financing activities from continuing operations:
Dividends paid	$(116)	$(25)
Purchases of common stock	(258)	(200)
Debt borrowings (repayments), net	21	(5)
Exercise of common stock options and other	5	2
Net cash used in financing activities - continuing operations	$(348)	$(228)
Net change in cash and cash equivalents before effect of exchange rate changes on cash - continuing operations	$(472)	$(431)
Effect of exchange rate changes on cash	$17	$(122)
Cash provided by (used in) operating activities - discontinued operations	-	(5)
Decrease in cash and cash equivalents	$(455)	$(558)
Cash and cash equivalents at beginning of period	$2,541	$2,761
Cash and cash equivalents at end of period	$2,086	$2,203

Table 4
CA Technologies
Operating Segments
(unaudited)
(in millions)

	Three Months Ended September 30, 2012				Six Months Ended September 30, 2012
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$619	$438	$95	$1,152	$1,247	$864	$186	$2,297
Expenses (3)	247	410	89	746	507	769	176	1,452
Segment profit	$372	$28	$6	$406	$740	$95	$10	$845
Segment operating margin	60%	6%	6%	35%	59%	11%	5%	37%

Segment profit				$406				$845
Less:
Purchased software amortization				27				54
Other intangibles amortization				13				27
Share-based compensation expense				21				44
Other (gains) expenses, net (4)				8				2
Interest expense, net				10				21
Income from continuing operations before income taxes				$327				$697

	Three Months Ended September 30, 2011				Six Months Ended September 30, 2011
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions (1)	Solutions (1)	Services (1)	Total	Solutions (1)	Solutions (1)	Services (1)	Total

Revenue (2)	$655	$449	$96	$1,200	$1,301	$876	$186	$2,363
Expenses (3)	308	422	92	822	584	804	180	1,568
Segment profit	$347	$27	$4	$378	$717	$72	$6	$795
Segment operating margin	53%	6%	4%	32%	55%	8%	3%	34%

Segment profit				$378				$795
Less:
Purchased software amortization				26				49
Other intangibles amortization				15				34
Share-based compensation expense				16				41
Other (gains) expenses, net (4)				(12)				(4)
Interest expense, net				6				15
Income from continuing operations before income taxes				$327				$660

(1)	• Mainframe Solutions – Our Mainframe Solutions segment addresses the mainframe market and is focused on making significant investments in order to be innovative in key management disciplines across our broad portfolio of products. Ongoing development is guided by customer needs, our cross-enterprise management philosophy and our Mainframe 2.0 strategy, which offers management capabilities designed to appeal to the next generation of mainframe staff while also offering productivity improvements to today’s mainframe experts. Our mainframe business assists customers by addressing three major challenges: lowering costs, providing high service levels by sustaining critical workforce skills and increasing agility to help deliver on business goals.

• Enterprise Solutions – Our Enterprise Solutions segment includes products that operate on non-mainframe platforms, such as service assurance, security (identity and access management), service and portfolio management, virtualization and service automation, SaaS, and cloud offerings. Our offerings help customers address their regulatory compliance demands, privacy needs, and internal security policies. Enterprise Solutions also focuses on delivering growth to the Company in the form of new customer acquisitions and revenue, while leveraging non-traditional routes-to-market and delivery models.

• Services – Our Services segment offers implementation, consulting, education and training services to customers, which is intended to promote a seamless customer experience and to increase the value that customers realize from our solutions.

(2)	We regularly enter into a single arrangement with a customer that includes Mainframe Solutions segment software products, Enterprise Solutions segment software products and Services. The amount of contract revenue assigned to segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each segment is then recognized in a manner consistent with the revenue recognition policies we apply to the customer contract for purposes of preparing the Condensed Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs, general and administrative costs and amortization of the cost of internally developed software. Allocated segment costs primarily include indirect selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist only of direct costs and there are no allocated or indirect costs for the Services segment.

(4)	Other (gains) expenses, net consists of other unallocated costs including foreign exchange derivative (gains) losses, and other miscellaneous costs.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(in millions)

	Three Months Ended September 30,				Six Months Ended September 30,
				% Increase				% Increase
			% Increase	(Decrease)			% Increase	(Decrease)
			(Decrease)	in Constant			(Decrease)	in Constant
	2012	2011	in $ US	Currency (1)	2012	2011	in $ US	Currency (1)

Bookings	$837	$972	(14%)	(13%)	$1,390	$1,837	(24%)	(23%)

Revenue:
North America	$730	$735	(1%)	0%	$1,456	$1,451	0%	1%
International	422	465	(9%)	0%	841	912	(8%)	0%
Total revenue	$1,152	$1,200	(4%)	0%	$2,297	$2,363	(3%)	0%

Revenue:
Subscription and maintenance	$963	$1,022	(6%)	(2%)	$1,940	$2,029	(4%)	(1%)
Professional services	95	96	(1%)	3%	186	186	0%	3%
Software fees and other	94	82	15%	16%	171	148	16%	17%
Total revenue	$1,152	$1,200	(4%)	0%	$2,297	$2,363	(3%)	0%

Segment Revenue:
Mainframe solutions	$619	$655	(5%)	(2%)	$1,247	$1,301	(4%)	(1%)
Enterprise solutions	438	449	(2%)	1%	864	876	(1%)	1%
Services	95	96	(1%)	3%	186	186	0%	3%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$746	$822	(9%)	(6%)	$1,452	$1,568	(7%)	(4%)
Total GAAP	815	867	(6%)	(5%)	1,579	1,688	(6%)	(4%)

(1)	Constant currency information is presented to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2012, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
GAAP net income	$222	$236	$462	$477
GAAP income from discontinued operations, net of income taxes	-	-	-	(13)
GAAP income from continuing operations	$222	$236	$462	$464
GAAP income tax expense	105	91	235	196
Interest expense, net	10	6	21	15
GAAP income from continuing operations before interest and income taxes	$337	$333	$718	$675
GAAP operating margin (% of revenue) (1)	29%	28%	31%	29%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance(2)	$1	$1	$1	$2
Cost of professional services(2)	1	1	2	2
Amortization of capitalized software costs(3)	27	26	54	49
Selling and marketing(2)	8	6	18	16
General and administrative(2)	7	4	15	12
Product development and enhancements(2)	4	4	8	9
Depreciation and amortization of other intangible assets(4)	13	15	27	34
Other (gains) expenses, net (5)	8	(12)	2	(4)
Total Non-GAAP adjustment to operating expenses	$69	$45	$127	$120
Non-GAAP income from continuing operations before interest and income taxes	$406	$378	$845	$795
Non-GAAP operating margin (% of revenue) (6)	35%	32%	37%	34%

Interest expense, net	10	6	21	15
GAAP income tax expense	105	91	235	196
Non-GAAP adjustment to income tax expense(7)	17	26	18	50
Non-GAAP income tax expense	$122	$117	$253	$246
Non-GAAP income from continuing operations	$274	$255	$571	$534

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	Non-GAAP adjustment consists of purchased software amortization.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of other miscellaneous costs including gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Operating Expenses	2012	2011	2012	2011

Total expenses before interest and income taxes	$815	$867	$1,579	$1,688

Non-GAAP operating adjustments:
Purchased software amortization	27	26	54	49
Other intangibles amortization	13	15	27	34
Share-based compensation	21	16	44	41
Other (gains) expenses, net (1)	8	(12)	2	(4)
Total non-GAAP operating adjustment	$69	$45	$127	$120

Total non-GAAP operating expenses	$746	$822	$1,452	$1,568

	Three Months Ended		Six Months Ended
	September 30,		September 30,
Diluted EPS from Continuing Operations	2012	2011	2012	2011

GAAP diluted EPS from continuing operations	$0.48	$0.47	$0.99	$0.92

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization	0.06	0.06	0.12	0.12
Share-based compensation	0.03	0.02	0.06	0.05
Other (gains) expenses, net (1)	0.01	(0.01)	-	-
Non-GAAP effective tax rate adjustments (2)	0.01	(0.03)	0.05	(0.03)

Non-GAAP diluted EPS from continuing operations	$0.59	$0.51	$1.22	$1.06

(1)	Non-GAAP adjustment consists of other miscellaneous costs including gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes, the effect is recorded in the period such items arise but for non-GAAP purposes, such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(in millions)

	Three Months Ended		Six Months Ended
	September 30, 2012		September 30, 2012
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$337	$406	$718	$845
Interest expense, net	10	10	21	21
Income from continuing operations before income taxes	$327	$396	$697	$824

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$114	$139	$244	$288
Adjustments for discrete and permanent items (2)	(9)	(17)	(9)	(35)
Total tax expense	$105	$122	$235	$253

Effective tax rate (3)	32.1%	30.8%	33.7%	30.7%

	Three Months Ended		Six Months Ended
	September 30, 2011		September 30, 2011
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$333	$378	$675	$795
Interest expense, net	6	6	15	15
Income from continuing operations before income taxes	$327	$372	$660	$780

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$114	$130	$231	$273
Adjustments for discrete and permanent items (2)	(23)	(13)	(35)	(27)
Total tax expense	$91	$117	$196	$246

Effective tax rate (3)	27.8%	31.5%	29.7%	31.5%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2013

Projected GAAP diluted EPS from continuing operations range	$1.99	to	$2.07

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization	0.24		0.24
Share-based compensation	0.13		0.13

Projected non-GAAP diluted EPS from continuing operations range	$2.36	to	$2.44

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Table 10
CA Technologies
Reconciliation of Projected GAAP Operating Margin to
Projected Non-GAAP Operating Margin
(unaudited)

Fiscal Year Ending
Projected Operating Margin	March 31, 2013

Projected GAAP operating margin	30%

Non-GAAP adjustments, net of taxes:
Purchased software and other intangibles amortization	4%
Share-based compensation	2%

Projected non-GAAP operating margin	36%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Dan Kaferle, 631-342-2111
Public Relations
daniel.kaferle@ca.com
or
Kelsey Doherty, 212-415-6844
Investor Relations
kelsey.doherty@ca.com